EXHIBIT 99.1

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2008 RESULTS

– Fourth quarter includes approximately $253 million of goodwill impairment and restructuring charges–

Santa Clara, Calif.—January 28, 2009—Affymetrix Inc., (NASDAQ: AFFX) today reported its operating results for the fourth quarter and fiscal year ended December 31, 2008. Total revenue for the fourth quarter was $78.6 million, as compared to total revenue of $107.6 million in the fourth quarter of 2007. For the full year, total revenue was $410.2 million as compared to $371.3 million for 2007.

For the fourth quarter of 2008, product revenue was $66.6 million, which consisted of consumable (array and reagent) revenue of $61.5 million and instrument revenue of $5.1 million.  Service revenue was $8.5 million, and royalties and other revenue were $3.5 million. This compares to fourth quarter 2007 product revenue of $89.2 million, service revenue of $6.5 million, and royalties and other revenue of $11.9 million.

For the full year 2008, product revenue was $270.4 million, which consists of consumable revenue of $248.9 million and instrument revenue of $21.5 million. Service revenue was $32.1 million, and royalties and other revenue were $107.7 million, including an intellectual property payment of $90 million. This compares to full-year 2007 product revenue of $291.8 million, service revenue of $38.1 million, and royalties and other revenue of $41.4 million.

Affymetrix shipped 23 GeneChip® systems in the fourth quarter of 2008, bringing its cumulative systems shipped to 1,813.

The Company reported a net loss of approximately $318.7 million, or $4.65 per diluted share, in the fourth quarter of 2008 which included a pretax goodwill impairment charge of $239.1 million, or $3.49 per diluted share, and a pretax restructuring charge of $14.3 million, or $0.21 per diluted share.  This compares to net income of $12.8 million, or $0.17 per diluted share, in the same period of 2007 which included a pretax restructuring charge of $2.4 million, or $0.03 per diluted share.  Fiscal year 2008 net loss was $307.9 million, or $4.49 per diluted share, which included a pretax goodwill impairment charge of $239.1 million, or $3.49 per diluted share, and a pretax restructuring charge of $43.7 million, or $0.64 per diluted share; as compared to net income of $12.6 million, or $0.17 per diluted share, for fiscal year 2007 which included a pretax restructuring charge of $15.3 million, or $0.18 per diluted share.

For the fourth quarter of 2008, cost of product sales was $36.3 million compared to $32.8 million in the same period of 2007. Cost of services was $7.0 million compared to $5.1 million in the same period of 2007. Product gross margin was 45.5 percent, including the impact of impairment charges of $4.1 million and acquisition related charges of $0.7 million, as compared to 63.3 percent in the same period of 2007.

For the full year 2008, cost of product sales was $126.9 million as compared to $108.9 million in 2007. Cost of services was $25.1 million compared to $29.6 million in 2007. Product gross margin was 53.1 percent as compared to 62.7 percent in 2007.

For the fourth quarter of 2008, operating expenses were $313.5 million which included $239.1 million and $3.6 million of goodwill and other asset impairment charges, respectively, and restructuring charges of $14.3 million, as compared to operating expenses of $55.7 million in the same period of 2007 which included restructuring charges of $2.4 million.

For the full year 2008, operating expenses were $500.6 million which included goodwill impairment charges of $239.1 million and restructuring charges of $43.7 million, as compared to operating expenses of $226.5 million in 2007 which included restructuring charges of $15.3 million.

John Batty, CFO of Affymetrix, stated: “During the fourth quarter, we took action to position Affymetrix for stronger performance going forward, which resulted in consolidation and restructuring charges. At the same time, the continued decline in our market capitalization and other changes in the business climate necessitated a $239.1 million goodwill impairment charge.”

Kevin King, CEO of Affymetrix, said: “In 2008, we made steady progress on our corporate goals, including reengineering our technology platform, expanding into new markets, and creating greater operating leverage. We also completed three acquisitions that support all of these objectives, positioning Affymetrix to serve a broader range of our customers’ needs, especially in the growing markets downstream of our whole genome arrays.”

Recent Highlights

DNA Analysis

•                  In November, the Company announced the launch of the DMET™ Plus Premier Pack, a comprehensive and cost-effective method for standardizing drug metabolism studies. The DMET (Drug Metabolism Enzymes and Transporters) Plus panel features markers in all FDA-validated genes and covers more than 90 percent of the current ADME Core markers as defined by the PharmaADME group. In total, it provides 1,936 high-value drug metabolism and transporter markers.

•                  The Coriell Personalized Medicine Collaborative (CPMC), part of the Coriell Institute for Medical Research, selected our DMET Plus Product for a national project to identify biologically relevant markers for drug response. The CPMC has been using the Genome-Wide Human SNP Array 6.0 to identify genes associated with complex health conditions, such as cancer, heart and blood vessel diseases, and diabetes. With the DMET Plus Product, the CPMC will expand these investigations to include direct interrogation of markers for drug metabolism and transport to build a database of genetic information related to drug response.

Molecular Diagnostics

•                  Pathwork Diagnostics, Inc. announced the launch of an additional version of the Pathwork® Tissue of Origin Test that analyzes formalin-fixed, paraffin-embedded (FFPE) tissue samples. The capability to work with FFPE samples will enable the test to be more broadly utilized by oncologists and pathologists.

•                  Researchers at Cincinnati Children’s Hospital Medical Center used Affymetrix technology to develop the first gene chip—the Jaundice Chip—that can be used for early diagnosis of at least five hereditary liver diseases. Jaundice occurs in about one out of every 2,200 live births in the U.S. With this new test, about half of all pediatric chronic liver disease cases can be detected early and appropriate treatments begun right away. This innovative molecular diagnostic test can detect genetic causes of jaundice in children and adults, and potentially could lead to personalized treatment options. Cincinnati Children’s has made the CLIA- and CAP-approved laboratory developed test available to clinicians around the world.

•                  Scientists at Cancer Research UK Cambridge Research Institute recently discovered the molecular basis for tamoxifen resistance in breast cancer cells using Affymetrix® Tiling Arrays. Tamoxifen is prescribed to most women for five years after they are first diagnosed with breast cancer to help prevent recurrence of the disease. Resistance, or non-response, to the drug is a significant problem, affecting between 25 and 35 percent of breast cancer patients. Knowing which women will not respond to tamoxifen therapy will allow physicians to pursue alternate therapies that will be more effective, and understanding this mechanism of resistance will likely open up new avenues for therapeutic development.

Instrumentation

•                  The Company announced the commercial launch of the GeneTitan™ System, the only integrated platform that automates customer workflow from target preparation to array processing to results. The new system maximizes data reproducibility, user productivity, and throughput scalability. The first application—whole-genome expression profiling—delivers customers a new, modular 24- and 96-array plate formats with whole-genome content and a new HT 3’ IVT Express Assay with a streamlined protocol and significantly lower sample volume and reagent requirements.

Corporate

•                  In December, the Company completed the acquisition of Panomics Inc., a privately held company in Fremont, California, with products aimed at the high-growth validation and routine testing market segments. This acquisition strengthens Affymetrix’ position by providing a more complete customer workflow—from whole-genome microarray studies to studies of an individual gene. The Panomics product suite includes single and multiplex assays for gene and protein expression, as well as DNA copy number.

Affymetrix’ management team will host a conference call on January 28, 2009 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year 2008. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on January 28, 2009 until 8:00 p.m. PT on February 4, 2009 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 82019494.  An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing the technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases. Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic, and biotechnology companies, as well as by leading academic, government, and non-profit organizations. Affymetrix has installed more than 1,800 systems around the world and more than 14,000 peer-reviewed papers have been published using its microarray technology. Affymetrix is headquartered in Santa Clara, California. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to past and future acquisitions, including the ability of the company to successfully integrate such acquisitions into its existing business; risks of the company’s ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development, including risks relating to the relocation of a substantial portion of our manufacturing to Singapore; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2007, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

–                 Financial Charts to Follow –

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	December 31, 2008	December 31, 2007
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$113,292	$288,644
Restricted cash – short-term portion	4,402	—
Available-for-sale securities – short-term portion	250,970	205,718
Accounts receivable, net	62,726	81,941
Inventories	51,333	42,912
Deferred tax assets – current portion	1,077	28,584
Notes receivable from employees – current portion	—	1,376
Prepaid expenses and other current assets	15,725	17,933
Total current assets	499,525	667,108
Available-for-sale securities – long-term portion	26,900	89,912
Property and equipment, net	89,345	143,884
Acquired technology rights, net	62,569	46,797
Goodwill	—	125,050
Deferred tax assets – long-term portion	4,764	18,426
Notes receivable from employees – long-term portion	—	487
Restricted cash – long-term portion	2,175	—
Other assets	28,032	41,927
Total assets	$713,310	$1,133,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$62,559	$61,543
Deferred revenue – current portion	16,198	22,498
Total current liabilities	78,757	84,041
Deferred revenue – long-term portion	3,583	3,922
Other long-term liabilities	10,972	10,971
Convertible notes	316,341	436,250
Stockholders’ equity:
Common stock	703	692
Additional paid-in capital	721,641	704,189
Accumulated other comprehensive (loss) income	(2,296)	1,998
Accumulated deficit	(416,391)	(108,472)
Total stockholders’ equity	303,657	598,407
Total liabilities and stockholders’ equity	$713,310	$1,133,591

Note 1:

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Product sales ($0 and $843 in 2008 and $590 and $12,406 in 2007 from Perlegen Sciences)	$66,612	$89,207	$270,392	$291,828
Services	8,539	6,457	32,096	38,074
Royalties and other revenue	3,423	11,928	107,761	41,418
Total revenue	78,574	107,592	410,249	371,320

Costs and expenses:
Cost of product sales ($0 and $446 in 2008 and $274 and $4,768 in 2007 from Perlegen Sciences)	36,328	32,767	126,909	108,884
Cost of services	6,961	5,129	25,121	29,602
Cost of royalties and other revenue	29	45	110	230
Research and development	25,384	17,597	84,482	72,740
Selling, general and administrative	34,379	35,688	127,161	138,488
Acquired in-process technology	300	—	6,200	—
Restructuring charges	14,328	2,417	43,707	15,296
Impairment of goodwill	239,098	—	239,098	—
Total costs and expenses	356,807	93,643	652,788	365,240
(Loss) income from operations	(278,233)	13,949	(242,539)	6,080
Interest income and other, net	3,799	7,038	14,629	15,420
Interest expense	(3,457)	(1,972)	(14,091)	(3,218)

(Loss) income before income taxes	(277,891)	19,015	(242,001)	18,282
Income tax provision	(40,825)	(6,239)	(65,918)	(5,689)
Net (loss) income	$(318,716)	$12,776	$(307,919)	$12,593

Basic net (loss) income per common share	$(4.65)	$0.19	$(4.49)	$0.18
Diluted net (loss) income per common share	$(4.65)	$0.17	$(4.49)	$0.17

Shares used in computing basic net (loss) income per share	68,598	68,457	68,556	68,242
Shares used in computing diluted net (loss) income per share	68,598	83,055	68,556	83,064